Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30

Porter, LeVay & Rose, Inc.

Marlon Nurse, DM, SVP – Investor Relations

Phone: 212-564-4700

Allison + Partners

Todd Aydelotte, Managing Director –

Media Relations

Phone: 646-428-0644

Stem For Life

Linda Burns, Allison+Partners

Phone: +1-646-428-0606

Email: Linda@allisonpr.com

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS TO PARTICIPATE IN PANEL AT THIRD

INTERNATIONAL CONFERENCE ON THE PROGRESS OF REGENERATIVE MEDICINE AND

ITS CULTURAL IMPACT

Panel: Combination Therapies at 10:05 AM, April 29, with Grant McArthur

Conference Runs April 28–30, 2016, in Vatican City

KNOXVILLE, TN, April 27, 2016—Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that it will be participating in a panel discussion at Cellular Horizons: The Third International Conference on the Progress of Regenerative Medicine and its Cultural Impact. The conference will be held April 28-30, 2016, in Vatican City, and hosted by the Vatican’s Pontifical Council for Culture, The Stem For Life Foundation and the STOQ (Science, Theology and the Ontological Quest) Foundation.

Peter Culpepper, interim CEO and COO of Provectus, said, “We are deeply honored to be participating in this global conference and to be doing so with one of our investigators, Grant McArthur, who leads investigations into new cancer treatments that control cell growth, division and differentiation.

“Provectus and its investigators are engaged in multiple studies that are of relevance to the conference. Our phase 3 study of intralesional PV-10 as a stand alone treatment of locally advanced cutaneous melanoma addresses early-stage advanced melanoma, while our study of IL PV-10 in combination with a systemic immune checkpoint inhibition for treatment of metastatic melanoma, specifically Merck’s Keytruda (pembrolizumab), addresses more advanced-stage melanoma.”

Mr. Culpepper concluded, “Finally, our research into the mechanism of action for PV-10 suggests that there are treatments that harness the body’s own disease fighting powers that could bring new tools to the medical profession in treating many kinds of disease.”

“The Third International Conference on the Progress of Regenerative Medicine and Its Cultural Impact will rally the world around a powerful idea – that the cells of our bodies hold the potential to vanquish disease, reduce global suffering and inspire hope for people around the world living with illness. We will discuss immunotherapies for autoimmune diseases and cancer and explore how combination therapies will allow maximizing the immune system for more effective therapy,” said Dr. Robin Smith, President of The Stem For Life Foundation.

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About The Stem For Life Foundation

The Stem For Life Foundation (SFLF) is the educational and advocacy subsidiary of The Cura Foundation and is devoted to fostering global awareness of the potential for regenerative medicine to treat and cure a range of deadly diseases and debilitating medical conditions, as opposed to merely treating their symptoms. The Foundation stands at the forefront of a fundamental shift away from traditional drug treatment in favor of amplifying the body’s natural repair mechanisms to vanquish disease. For more information on The Stem For Life Foundation, please visit http://www.stemforlife.org. To follow the Vatican event on Twitter, please join the conversation @StemForLife or via the hashtag #UNITETOCURE.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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